Exhibit 10.11

[Translation of Chinese original]

Products and Software Purchase Agreement

This agreement is entered into by the following parties on June 7, 2004 in Beijing, the People’s Republic of China (“PRC” or “China”):

Party A:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Party B:	Beijing Super TV Co., Ltd., a wholly foreign owned enterprise legally incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, 4/F, Room 406, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Whereas:

(1)	Party A, a company mainly engaging in digital TV business, has entered into agreements with certain TV stations at various locations in China to provide them with digital TV system general platform integration services including conditional access systems, or the CAS.

(2)	Party B mainly engages in the development and production of software products relating to digital TV, including without limit to the development and production of IC cards (“IC Cards”) used in the CAS.

(3)	Party A decides to restructure its business procedures and outsource the development and production of IC Cards. For the purpose to provide better services in the CAS integration applications for the customers of both Parties hereto, both Parties agree to enter into this Agreement for their long-term corporation relationship to provide the CAS integration applications and services to their respective customers in their respective business fields.

NOW THEREFORE, Both Parties, on the basis of equality and mutual benefits and through friendly consultations, agree as follows:

1.	Purchase of Products and Software Applications

1.1	Party A desires to terminate its own business of the development and production of IC cards and outsource all the IC Card products needed in its CAS applications. Party A also desires to purchase from Party B all the IC Cards products and the auxiliary software applications it needs on the basis of the terms and conditions hereunder. Party B agrees to sell to Party A its IC Cards and the auxiliary software applications on the basis of the terms and conditions hereunder (together as the “Acquisitions”).

1.2	Both Parties acknowledge that the Acquisitions hereunder shall be exclusively provided by Party B. Hence, during the term of this Agreement, Party A shall not purchase from any third parties IC Cards products or applications without Party B’s written consent.

1.3	When Party A sends orders of the Acquisitions to Party B, it may also demand certain packaging requests, quality standards as well as testing procedures, which shall be satisfied by Party B in its IC Cards and applications sold to Party A.

1.4	In response to certain special demands from Party A’s customers, Party A may request Party B to develop and produce certain custom-made IC Cards based on Party A’s demand (“Custom-made IC Cards”) independently or together with any third parties. Party A shall inform Party B in writing of any orders of Custom-made IC Cards 60 days in advance before the development work begins and also inform Party B in writing of the purposes, specifications, packaging requirements, quality standards and testing procedures for such Custom-made IC Cards. In the process of the development of the Custom-made IC Cards, Party B may request Party A to send technical staff to Party B’s factories to provide instructions and may also request Party A to provide relevant software or technology necessary for the development of such Custom-made IC Cards.

1.5	Party A shall consult with Party B before entering into any Custom-made IC Cards contracts with its customers to make any undertakings or covenants.

2.	Term of This Agreement

2.1	The effective term of this Agreement shall be fifteen years, from June 7, 2004 to June 6, 2019. No Party shall alter this Agreement or terminate it in advance without mutual consent.

3.	Notice

3.1	Party A shall send by fax to Party B an order for each Acquisition. The order form shall clearly list all product names, quality standards, quantity, unit price, total price, payee’s name and account number, delivery method, delivery company, delivery date or expected delivery date and so on.

3.2	In the event that Party B is unable to complete Party A’s order as requested due to certain reasons not attributable to Party B such as the shortage of raw materials or the increase of market prices, Party B shall send Party B a fax within two days after receiving the order to explain the reasons. Under such circumstances, any purchase of IC Cards from any third parties by Party A shall not be deemed as Party A’s violation to its obligations under 1.2 hereof.

4.	Purchase Price and Payment Method

4.1	Both Parties agree that Party A shall pay Party B a purchase price for the Acquisitions hereunder. On an arm’s-length basis, the two Parties hereby determine the price as RMB 65 per IC Card (including auxiliary software) (the “Purchase Price”).

4.2	Both Parties agree that the two Parties may consult with each other in December each year to adjust the pricing method based on the principle of fair market value. Such new pricing method shall come into force on January 1 of the coming year.

4.3	By the time when placing an order to Party B, Party A shall pay in advance 30% of the Purchase Price for the products and software to be purchased. Party A shall pay off the balance of the Purchase Price within five days after such products or software are sold to its customers by Party A.

4.4	If requested by Party B, Party A shall pay in advance a higher percentage of the Purchase Price.

5.	Confidentiality

5.1	Any data and materials provided by Party A for Party B during the process of any Acquisition B shall not be handled by Party B at its own discretion or disclosed to any third parties in any way without Party A’s consent.

5.2	No Party shall disclose to any third parties without the other Party’s permission any of the other Party’s commercial secrets and technical know-hows obtained by it during the process of performing this Agreement (excluding disclosures to its relevant customers for the purpose to reasonably perform the obligations hereunder).

5.3	Any Party may disclose to the public any information herein or other related issues under the following circumstances or within the following range, even though such information can be otherwise deemed as confidential elsewhere:

(1)	any disclosures required by the laws of any competent jurisdictions;

(2)	any disclosures necessary for the execution or performance of this Agreement;

(3)	any disclosures required by the rules or provisions of any local government authorities or regulatory authorities or stock exchanges governing any Party hereto;

(4)	any disclosures to any Party’s professional advisors or banks during the normal process of business operations;

(5)	any information known in public due to other reasons than violating disclosures by any Party hereto; or

(6)	any aforesaid disclosures authorized or permitted by the Party who owns such data, materials, commercial secrets or technical know-hows.

5.4	The confidential obligations under this Article hereof shall survive for two more years after this Agreement is terminated for any reasons.

6.	Representations, Warranties and Covenants

6.1	Party A hereby makes its representations, warranties and covenants to Party B as follows:

(1)	Party A has full rights, powers and capacities to execute and perform this Agreement, and has obtained all the approvals, permissions and authorizations for such execution and performance. This Agreement shall be legally and effectively binding upon Party A upon execution;

(2)	Party A’s execution and performance of this Agreement constitute no violation of any legal documents that are binding upon Party A, including its articles of association or other contracts and agreements it has entered into;

(3)	Party A shall take all necessary actions in assisting Party B to perform its obligations hereunder; and

(4)	During the term of this Agreement, Party A shall not directly or indirectly (by itself or through any third party) engage in any businesses or activities that are the same as or similar to those of Party B’s or may lead to competitions with Party B.

6.2	Party B hereby makes its representations, warranties and covenants to Party A as follows:

(1)	Party B has full rights, powers and capacities to execute and perform this Agreement, and has obtained all the approvals, permissions and authorizations for such execution and performance. This Agreement shall be legally and effectively binding upon Party B upon execution;

(2)	Party B’s execution and performance of this Agreement constitute no violation of any legal documents that are binding upon Party B, including its articles of association or other contracts and agreements it has entered into; and

(3)	Party A is the legal owner of, or has the right to transferor or license, the intellectual properties, non-patent technologies or technical know-hows relating to the Acquisitions hereunder.

7.	Liabilities for Breach of Contract

7.1	If any Party hereto has any of the following situations, it constitutes a breach of this Agreement:

(1)	Violates any material obligations hereunder; or

(2)	Violates any material undertakings or covenants hereunder.

7.2	Both Parties warrant to each other, whether the agreement is terminated or not, without prejudice to the rights of compensation for damage enjoyed by one Party, the defaulting Party shall, upon the request of the non-breaching Party, compensate the non-breaching Party the following:

(1)	A certain amount, to make good the non-breaching Party’s losses as if the defaulting Party did not breach this Agreement;

(2)	For the non-breaching Party’s direct or indirect losses resulting from the breach of the defaulting Party (including but not limited to reasonable litigation fees, arbitration fees and attorney’s fees paid by the non-breaching party thus).

7.3	Any Party who fails to exercise or delays in exercising its rights hereunder shall not be deemed to waive such rights, and the exercise of such rights in part shall not preclude its exercise in full in the future.

8.	Force Majeure

8.1	“Force Majeure” means those events that cannot be reasonably controlled, forecasted or even if they were forecasted but cannot be avoided, and these events preclude, affect or delay any party’s fulfillment of all or part of obligations hereunder. These events include but not limited to earthquake, typhoon, flood, fire or other natural disasters, war, riots, strikes or other similar events.

8.2	In the event that any Party fails to perform or delays to perform its obligations hereunder due to force majeure, such Party shall be exempted from any liabilities for breach of contract.

8.3

In the event that force majeure event happens, the affected Party shall notify the other Party of such event promptly and provide evidencing documents to explain the details of this event and reasons why the obligations cannot be fulfilled in part or in full or delays to fulfill this Agreement within ten days. If any Party fails to perform this informing obligation and has caused losses to the other Party due to nonperformance, such Party shall indemnify the other Party for the losses. After the force majeure ends, any Party who has been affected by the force majeure and failed to perform its obligations hereunder shall make its best efforts to resume its performance of the obligations hereunder.

9.	Settlement of Disputes and Governing Law

9.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed by both Parties in writing, it shall be settled in accordance with Clauses 9.2 and Article 9.3 hereof.

9.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

9.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

9.4	The conclusion, effectiveness and interpretation of this Agreement and the settlement of disputes are governed by the PRC laws.

10.	Integrity and Severability

10.1	This Agreement constitutes the complete agreement concerning the transaction contemplated herein and supersedes any offers, covenants, explanations, interpretations and other communications previously made by any Party hereto for the purpose of entering into this Agreement.

10.2	If any provision hereof is judged by a court or arbitration tribunal to invalid, illegal or unenforceable, the validity, legitimacy and enforceability of the remaining provisions herein shall not be affected.

11.	Miscellaneous

11.1	No Party hereto shall transfer or purport to transfer all or part of its rights or obligations hereunder, without the other Party’s written consent. This Agreement is also binding upon any successors or approved transferees of both Parties.

11.2	Any notices under this Agreement shall be made in writing and be delivered by registered mail, courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

11.3	This Agreement shall come to effect on the date when both Parties duly and officially execute this Agreement. Both Parties may make consultations and enter into any written supplement agreements for any issues uncovered by this Agreement. Any of such supplement agreement shall be an integral part of this Agreement and have equal legal effects;

11.4	This Agreement is written in Chinese with two original copies with equal legal effects. Each Party holds one copy.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof.

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal/Authorized Representative:	/s/ Dong Li
(Seal)

Party B: Beijing Super TV Co., Ltd.
Legal/Authorized Representative:	/s/ Zengxiang Lu
(Seal)